Exhibit 99.1

Nevada Gold Chief Executive Officer Michael Shaunnessy Signs Employment Extension Agreement Through December 2016

LAS VEGAS, Aug. 1, 2014 (GLOBE NEWSWIRE) -- Nevada Gold & Casinos, Inc. (NYSE MKT:UWN) today announced today that it has extended the employment agreement of Michael P. Shaunnessy, as President and CEO for an additional two year period, expiring December 2016. Mr. Shaunnessy joined the company in December 2012 as President and CEO, from MGM Resorts International, where he served as an executive vice president of operations.

"Since Mike joined the company we have streamlined our operations, lowered our overhead costs and significantly improved our capital structure and cash flow with the major refinancing completed last December," said William J. Sherlock, Chairman. "With these transformational changes accomplished we are now positioned to focus on continued growth, and increasing shareholder value."

"I appreciate the confidence and support expressed by our Board, and look forward to growing our company and building shareholder value for the next few years," said Michael P. Shaunnessy.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (NYSE MKT:UWN) of Las Vegas, Nevada is a developer, owner and operator of 10 gaming operations in Washington (wagoldcasinos.com) and a slot route operation in Deadwood, South Dakota (dakotaplayersclub.com). The Company also has a social gaming application, Gold Star Slots, available on Facebook or from the Apple App Store. For more information, visit www.nevadagold.com.

CONTACT:	Nevada Gold & Casinos, Inc.

Michael P. Shaunnessy / James Kohn

(702) 685-1000